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                                                                    Exhibit 99.1

                                     [LOGO]

Contacts:

     Access Worldwide                           Access Worldwide
     (240) 582-0100                             (561) 226-5000
     Andrea Greenan                             Jack Hamerski
     Director, Investor Relations               Executive Vice President & CFO
     agreenan@accessww.com                      jack@accesstms.com
     www.accessww.com


                     ACCESS WORLDWIDE REPORTS FOURTH QUARTER

                         AND YEAR-END FINANCIAL RESULTS

BOCA RATON, FL - April 16, 2003 - Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services organization, today reported financial results for the quarter and twelve months ended December 31, 2002.

Revenues from continuing operations for the quarter ended December 31, 2002 increased by $4.5 million, or 53.6%, to $12.9 million, compared to $8.4 million for the quarter ended December 31, 2001. The revenue improvement was driven by an increase in medical education revenues following a decline in 2001 that was the result of the September 11 attacks and a slow-down in the U.S. economy, coupled with an increase in teleservices programs and production hours performed at our three communication centers.

We reported income from continuing operations and diluted earnings per share from continuing operations of $0.2 million and $0.02, respectively, for the fourth quarter of 2002, compared to a loss from continuing operations and diluted loss per share from continuing operations of $33.0 million and $3.38, respectively, for the quarter ended December 31, 2001. The improvement was the result of an impairment of intangible assets charge of $32.0 million that occurred in 2001 with no similar charge occurring in 2002. In addition, we benefited from an increase in revenues and a lower debt level combined with a lower prime rate of interest. Total weighted average diluted shares outstanding for the fourth quarters ended December 31, 2002 and December 31, 2001 were 9,767,640 and 9,740,001 shares, respectively.

Revenues from continuing operations for the twelve months ended December 31, 2002 increased $0.2 million, or 0.4%, to $48.4 million, compared to $48.2 million for the twelve months ended December 31, 2001. The increase was caused by new consumer and pharmaceutical teleservices projects and an increase in hours performed on existing projects, and was offset by a decrease in the number of medical education meetings.

We reported a loss from continuing operations and diluted loss per share from continuing operations of $0.3 million and $0.03, respectively, for the twelve months ended December 31, 2002, compared to a loss from continuing operations and diluted loss per share from continuing operations of $35.8 million and $3.67, respectively, for the twelve months ended December 31, 2001. The decrease in the loss was

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attributed to an impairment of intangible assets charge that took place in 2001 with no similar charge occurring in 2002 and a lower debt level combined with a lower prime rate of interest. Total weighted average shares outstanding for each of the years ended December 31, 2002 and December 31, 2001 were 9,740,001 shares.

Assuming we adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2001 and ceased amortization of goodwill, we would have reported a net loss on a pro forma basis of approximately $33.6 million and $34.4 million for the three and twelve months ended December 31, 2001, respectively. We would have reported basic and diluted loss per share on a pro forma basis of $3.45 and $3.53 for the three and twelve months ended December 31, 2001, respectively.

We achieved the following accomplishments during 2002 and in recent weeks:

..    Reduction in Interest Expense. Our net interest expense decreased $3.0 million, or 83.3%, to $0.6 million for 2002 compared to $3.6 million for 2001. The decrease was primarily due to a reduction in the outstanding debt made possible with funds generated from the sale of the Phoenix Marketing Group and Cultural Access Group divisions, and the cancellation of warrants issued to the Bank Group.

..    Increase in Consumer Services Revenues. Our Consumer Segment which includes communication centers in Florida, Maryland and Virginia increased revenues by $4.1 million, or 23.4%, to $21.6 million for 2002, compared to $17.5 million for 2001.

..    Expansion of Teleservices Capacity. In response to increased call volume and client programs, the communication center located in Arlington, Virginia has been expanded. The facility was built-out to include an additional 14,116 square feet. Available capacity at this location has doubled.

"Several segments of Access Worldwide achieved impressive revenues in the fourth quarter and for the year," remarked Shawkat Raslan, Access Worldwide's Chairman and CEO. "In 2002, we invested heavily in infrastructure as well as human resources to strengthen our three businesses. I expect to see those investments showing positive contributions in 2003."

As stated in recent filings with the Securities & Exchange Commission, we notified the Bank Group on April 1, 2003 that we were in default due to our inability to make a mandatory payment required to reduce the outstanding debt of our Credit Facility to the $5.7 million limit which became effective on April 1, 2003. The default interest rate is the prime rate of interest plus 5%. On April 3, 2003, we received a letter from the Bank Group which allows us to continue to use cash proceeds generated in the ordinary course of business to fund working capital and operations. We can provide no assurance that the Bank Group will continue to provide such proceeds. The Credit Facility is due on July 1, 2003.

"We have actively been taking steps to renegotiate or refinance the Credit Facility with the Bank Group or other lenders," stated Mr. Raslan. "It remains a top priority for me and the Company's finance team; however, we cannot assure you that we will be able to obtain refinancing or negotiated terms that are acceptable to us or at all."

Founded in 1983, Access Worldwide provides a variety of sales, marketing and education services. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Our services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, we reach the growing multicultural markets with multilingual teleservices.

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Access Worldwide is headquartered in Boca Raton, Florida and has over 1,300 employees in offices throughout the United States.

This press release contains forward-looking statements including statements regarding our financial results and Credit Facility. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to pay the outstanding balance due under the Credit Facility at maturity; our ability to maintain sufficient liquidity in 2003 to fund our operations; our ability to continue to comply with the financial covenants contained under the Credit Facility; our ability to refinance or replace the Credit Facility, or to find sources other than our operations to repay the outstanding balance due on the Credit Facility at maturity; our ability to continue as a going concern if we are unable to refinance or replace the Credit Facility and generate additional cash flow and income from continuing operations; the impact of our discontinued operations, particularly the sale of our Phoenix Marketing Group and Cultural Access Group divisions, on our future financial performance, growth and liquidity; competition from other third-party providers and those of our clients and prospects who may decide to do the work that we do in-house; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients that we are able to serve; potential consumer saturation reducing the need for our services; our ability and clients' ability to comply with state, federal and industry regulations; reliance on a limited number of major customers and the possible loss of one or more clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and our labor force; the possible prolonged impact of the general downturn in the U.S. economy; the volatility of our stock price; and the unpredictability of the outcome of litigation in which we are involved. For a more detailed discussion of these risks and others that could affect our results, see the Company's filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission We assume no duty to update any forward-looking statements

                                - Table Follows -

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                      Access Worldwide Communications, Inc.
                            Statements of Operations


                                              For the Three Months Ending     For the Twelve Months Ending
                                                      December 31,                    December 31,
                                                  2002            2001            2002            2001
                                              ----------------------------    ----------------------------
Revenues                                      $ 12,922,897    $  8,398,928    $ 48,433,535    $ 48,190,840

Cost of revenues                                 8,509,768       4,940,180      30,984,643      32,311,933
                                              ----------------------------    ----------------------------


Gross profit                                     4,413,129       3,458,748      17,448,892      15,878,907


Selling, general & administrative expenses       4,205,111       4,210,515      17,275,916      16,781,518
Impairment of intangible assets                          -      31,955,423               -      31,955,423
                                              ----------------------------    ----------------------------


Income (loss) from operations                      208,018     (32,707,190)        172,976     (32,858,034)


Other expense                                            -               -               -         (60,000)
Interest expense, net                             (173,651)       (245,610)       (581,954)     (3,597,322)
                                              ----------------------------    ----------------------------


Income (loss) before income taxes                   34,367     (32,952,800)       (408,978)    (36,515,356)


Income tax benefit                                (139,053)        (53,410)       (139,053)       (757,488)
                                              ----------------------------    ----------------------------


Income (loss) from continuing operations           173,420     (32,899,390)       (269,925)    (35,757,868)


Gain (loss) on discontinued operations, net        176,831        (911,182)      8,160,753        (841,440)
                                              ----------------------------    ----------------------------

Net income (loss)                             $    350,251    $(33,810,572)   $  7,890,828    $(36,599,308)
                                              ============================    ============================

Basic earnings (loss) per share:
     - Continuing operations                  $       0.02    $      (3.38)   $      (0.03)   $      (3.67)
     - Discontinued operations                $       0.02    $      (0.09)   $       0.84    $      (0.09)
     - Net income (loss)                      $       0.04    $      (3.47)   $       0.81    $      (3.76)


Weighted average common shares outstanding       9,740,001       9,740,001       9,740,001       9,740,001

Diluted earnings (loss) per share:
     - Continuing operations                  $       0.02    $      (3.38)   $      (0.03)   $      (3.67)
     - Discontinued operations                $       0.02    $      (0.09)   $       0.84    $      (0.09)
     - Net income (loss)                      $       0.04    $      (3.47)   $       0.81    $      (3.76)


Weighted average common shares outstanding       9,767,640       9,740,001       9,740,001       9,740,001